EXHIBIT 4.1

                          SECURITIES PURCHASE AGREEMENT


                  SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), dated as of July 21, 2000, between Dental/Medical Diagnostic Systems, Inc., a Delaware corporation (the "COMPANY"), and the various investors identified and listed in ANNEX A hereto (each referred to herein as an "INVESTOR" and, collectively, the "INVESTORS").

                  WHEREAS:

                  A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) under the Securities Act of 1933, as amended (the "SECURITIES ACT").

                  B. The parties desire that, upon the terms and subject to the conditions contained herein, the Investors shall purchase an aggregate of up to 1,396,396 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as set forth on Schedule I hereto (the "SHARES"), at a price of $1.11 per Share , and Warrants to purchase up to that number of shares of the Common Stock as set forth in ANNEX A hereto, in the form of EXHIBIT A, annexed hereto.

                  C. Contemporaneously with the execution and delivery of this Agreement, the Company and the Investors are executing and delivering a Registration Rights Agreement in the form attached hereto as EXHIBIT B (the "REGISTRATION RIGHTS Agreement"), pursuant to which the Company has agreed to provide to the Investors certain registration rights under the Securities Act and the rules and regulations promulgated thereunder.

                  NOW THEREFORE, the Company and the Investors hereby agree as follows:

         For purposes of this Agreement, "BUSINESS DAY," "CAPITAL SHARES," "CAPITAL SHARES EQUIVALENTS," "CLOSING PRICE,""MAJOR TRANSACTION,""MARKET PRICE," "PRINCIPAL MARKET," "SEC DOCUMENTS," "TAX," "TAXES," "TAX RETURN," "TRADING DAY," and "TRANSACTION DOCUMENTS" shall have the respective meanings set forth in ANNEX B.

                  1.   PURCHASE AND SALE OF THE SHARES AND WARRANTS.

                       (a) PURCHASE AND SALE. Upon the terms and conditions set forth herein, the Company shall issue and sell to each Investor, and each Investor, severally and not jointly, shall


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purchase from the Company on the Closing Date (as defined below), the number of
Shares as set forth for such Investor in ANNEX A hereto.


                       (b) CLOSING. The closing of the purchase and sale of the Shares and the issuance of the Warrants (the "Closing") shall take place at the offices of Troop Steuber Pasich Reddick & Tobey LLP 2029 Century Park East, 24th Floor, Los Angeles, CA 90067 ("Troop Steuber"), or by transmission by facsimile and overnight courier, immediately following the execution hereof, or such later date or different location as the parties shall agree, but not prior to the date that the conditions set forth in Sections 5 and 6 have been satisfied or waived by the appropriate party (the "Closing Date"). At the Closing:

                           (i) Each Investor shall deliver, as directed by the
Company, its portion of the purchase price as set forth next to its name in ANNEX A hereto in United States dollars in immediately available funds to an account or accounts designated in writing by the Company.

                           (ii) The Company shall deliver to each Investor a
stock certificate or certificates, in definitive form, registered in the name of such Investor, representing the number of Shares purchased by such Investor as set forth in ANNEX A hereto;

                           (iii) The Company shall deliver to each Investor a
Warrant, in the form of EXHIBIT A hereto, representing the right to acquire the number of shares of Common Stock as set forth in ANNEX A hereto; and

                           (iv) The parties shall execute and deliver each of
the documents referred to in Sections 5 and 6 hereof.

                  2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company represents and warrants to the Investors that:

                  (a) ORGANIZATION OF THE COMPANY. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries and does not own more than fifty percent (50%) of or control any other business entity except as set forth in the SEC Documents. The Company is duly qualified and is in good standing as a foreign corporation to do business in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have any effect on the business, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the


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Company to enter into and perform any of its obligations under the Transaction
Documents in any material respect (a "MATERIAL ADVERSE EFFECT").

                  (b) AUTHORITY. (i) The Company has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement and to issue the Shares pursuant to the terms hereunder, (ii) the execution, issuance and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) the Transaction Documents have been duly executed and delivered by the Company and, at the Closing, shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the issuance of Shares and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") hereunder.

                  (c) CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock of which 6,988,266 shares are issued and outstanding as of June 15, 2000 and 1,000,000 shares of preferred stock, par value $0.01 per share, 2,000 of which have been designated Series A and are issued and outstanding prior to the Closing and 2,750 of which have been designated Series B and are issued and outstanding prior to the Closing.

                  (d) Common Stock. The Company has registered its Common Stock pursuant to Section 12(b) or (g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company is in compliance with all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Principal Market. As of the date of this Agreement, the Principal Market is the Nasdaq SmallCap Market and the Company has not received any notice regarding, and to its knowledge there is no threat, of the termination or discontinuance of the eligibility of the Common Stock for such listing.

                  (e) SEC DOCUMENTS. The Company has delivered or made available to the Investors true and complete copies of the SEC Documents. The Company has not provided to the Investors any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules


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and regulations with respect thereto at the time of such inclusion. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments). Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto included in the SEC Documents or was not incurred in the ordinary course of business consistent with the Company's past practices since the last date of such financial statements.

                  (f) EXEMPTION FROM REGISTRATION; VALID ISSUANCES. Subject to the accuracy of the Investors' representations in Section 3, the sale of the Shares and Warrants to the Investors will not require registration under the Securities Act and/or any applicable state securities law. When issued and paid for in accordance herewith, the Shares and the Warrant Shares will be duly and validly issued, fully paid, and non-assessable. Neither the sale of the Shares and Warrants nor the Company's performance of its obligations under the Transaction Documents, will (i) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Shares and Warrants, or (ii) entitle the holders of outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company. Ownership of the Shares and Warrants shall not subject the Investors to personal liability to the Company or its creditors by reason of the possession thereof.

                  (g) NO GENERAL SOLICITATION OR ADVERTISING IN REGARD TO THIS TRANSACTION. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has (i) conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale hereunder of any of the Shares to the Investors, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would, other than pursuant to the Registration Rights Agreement, require registration of the Shares under the Securities Act; provided, that the Company makes no representation or warranty with respect to the Investors.

                  (h) CORPORATE DOCUMENTS. The Company has furnished or made available to the Investors true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof (the "CERTIFICATE"), and the Company's By-Laws, as amended and in effect on the date hereof (the "BY-LAWS").


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                  (i) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Shares and the issuance of the Warrant Shares underlying the Warrants, do not and will not (i) result in a violation of the Company's Certificate of Incorporation or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument, or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (subject to the effectiveness of the Registration Statement, including federal and state securities laws and regulations) applicable to the Company or by which any material property or asset of the Company is bound or affected, nor is the Company otherwise in violation of, conflict with or default under any of the foregoing (except in each case for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have, individually or in the aggregate, a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof (other than any SEC, Nasdaq SmallCap Market or state securities filings that may be required to be made by the Company subsequent to Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose Common Stock trades on the Nasdaq SmallCap Market); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

                  (j) NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. Since March 31, 2000, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

                  (k) NO INTEGRATED OFFERING. The Company will not take, and the Company shall not permit any of its directors, officers or Affiliates directly or indirectly to take, any action, so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Investors of the Shares and Warrants as contemplated by this Agreement.

                  (l) LITIGATION AND OTHER PROCEEDINGS. Except as set forth in the SEC Documents, there are no material lawsuits or proceedings pending or, to the knowledge of the Company, threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation. Except as set forth in the SEC Documents, no


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judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which could result in a Material Adverse Effect.

                  (m) NO MISLEADING OR UNTRUE COMMUNICATION. The Company and, to the knowledge of the Company, any person representing the Company, have not made, at any time, any oral communication in connection with the offer or sale of the Shares to the Investors which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

                  (n) INSURANCE. The Company maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

                  (o) TAX MATTERS. (i) The Company has filed all Tax Returns which it is required to file under applicable laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable laws; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 1998, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.


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                           (ii) No claim has been made by a taxing authority in
a jurisdiction where the Company does not file tax returns that such corporation is or may be subject to taxation by that jurisdiction. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability. The Company (A) has not executed or entered into a closing agreement pursuant to ss. 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (B) has not agreed to or is required to make any adjustments pursuant to ss. 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of ss. 897(c)(2) of the Internal Revenue Code during the applicable period specified in ss. 897(c)(1)(A)(ii) of the Internal Revenue Code.

                           (iii) The Company has not made an election underss.
341(f) of the Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. ss. 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under ss. 280G of the Internal Revenue Code.

                  (p) PROPERTY. Neither the Company nor any of its subsidiaries owns any real property. Each of the Company and its subsidiaries has good and marketable title to all personal property owned by it, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and to the Company's knowledge any real property and buildings held under lease by the Company as tenant are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and intended to be made of such property and buildings by the Company.

                  (q) INTELLECTUAL PROPERTY. Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "INTANGIBLES") necessary for the conduct of its business as now being conducted. To the Company's knowledge, except as disclosed in the SEC Documents neither the Company nor any of its subsidiaries is infringing upon or in conflict with any right of any other person with respect to any Intangibles. Except as disclosed in the SEC Documents, no claims have been asserted by any person to the ownership or use of any Intangibles and the Company has no knowledge of any basis for such claim.

                  (r) INTERNAL CONTROLS AND PROCEDURES. The Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company is a party or by which its properties are bound are executed with management's authorization; (ii) the recorded accountability of the Company's assets is compared with existing assets at regular intervals; (iii) access to the Company's assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP.


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                  (s) PAYMENTS AND CONTRIBUTIONS. Neither the Company nor any of
its directors, officers or, to its knowledge, other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters.

                  3.   INVESTORS' REPRESENTATIONS AND WARRANTIES.

                  The Investors each represent and warrant to the Company that:

                       (a) INTENT. The Investor is entering into this Agreement for its own account; provided, however, that by making the representations herein, the Investor does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the Shares and Warrant Shares at any time in accordance with federal and state securities laws applicable to such disposition.

                       (b) SOPHISTICATED INVESTOR. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. The Investor acknowledges that an investment in the Shares is speculative and involves a high degree of risk.

                       (c) AUTHORITY. The Transaction Documents have been duly authorized and validly executed and delivered by the Investor and each Transaction Document is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

                       (d) NOT AN AFFILIATE. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities
Act) of the Company.

                       (e) ABSENCE OF CONFLICTS. The execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor or (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder;
(c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.


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                       (f) DISCLOSURE; ACCESS TO INFORMATION. The Investor has
received all documents, records, books and other publicly available information pertaining to Investor's investment in the Company that have been requested by the Investor. The Investor has reviewed or received copies of all SEC Documents that have been requested by it.

                       (g) MANNER OF SALE. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

                  4.   LEGENDS AND TRANSFER AGENT INSTRUCTIONS.

                       (a) LEGENDS. Each Investor agrees to the imprinting, so long as is required by this Section 4(a), of the following legend on the Shares and Warrant Shares:

                           THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT O F 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        Neither the Shares, the Warrants, nor the Warrant Shares shall contain the legend set forth above (or any other legend) (i) at any time while a registration statement is effective under the Securities Act covering such security, (ii) if, in the written opinion of counsel to the Company experienced in the area of United States securities laws, such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or
(iii) if such Shares, Warrants, or Warrant Shares may be sold pursuant to Rule 144(k) promulgated under the Securities Act. The Company agrees that it will provide each Investor, upon request, with a certificate or certificates representing the Shares, Warrants, or Warrant Shares, free from such legend at such time as such legend is no longer required hereunder. If such certificate or certificates had previously been issued with such a legend or any other legend, the Company shall, upon request and delivery of such certificate or certificates to the Company by such Investor, cause the Company's transfer agent to reissue to such Investor such certificate or certificates free of any legend.

                  (b) TRANSFER AGENT INSTRUCTIONS. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates,


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registered in the name of the Investor or its respective nominee(s), for the
Shares and Warrant Shares in such amounts as specified from time to time by the Investor to the Company in the form of EXHIBIT C, attached hereto (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"). Nothing in this Section shall affect in any way the Investors' obligations and agreements to comply with all applicable prospectus delivery requirements, if any, upon resale of the Shares and Warrant Shares. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investors by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that the Investors shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

                  5.   CONDITIONS OF THE COMPANY'S OBLIGATION TO SELL.

                  The obligation hereunder of the Company to issue and sell the Shares and Warrants to the Investors is further subject to the satisfaction, at or before the Closing, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                       (a) The Investors shall have executed each of the Transaction Documents and delivered the same to the Company.

                       (b) Each Investor shall have delivered to the Company the Purchase Price for the Shares being purchased by the Investor at the Closing.

                       (c) The representations and warranties of the Investors shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Investors shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investors at or prior to the Closing Date.

                       (d) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  6.   CONDITIONS OF THE INVESTORS' OBLIGATION TO PURCHASE.

                  The obligation of the Investors hereunder to purchase Shares and Warrants is subject to the satisfaction, at or before the Closing, of each of the following conditions set forth below. These conditions are for the Investors' sole benefit and may be waived by the Investors at any time in their sole discretion.


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                       (a) The Company shall have executed each of the
Transaction Documents and delivered the same to the Investors.

                       (b) The Common Stock shall be authorized for trading or quotation on the Principal Market and trading in the Common Stock shall not have been suspended by the Principal Market or the SEC, at any time through and including the Closing Date.

                       (c) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Investors shall have received (or receipt shall have been confirmed on its behalf of) a certificate, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date to the foregoing effect and as to such other matters as may be reasonably requested by the Investors including, without limitation, an update as of the Closing Date regarding any changes in the Company's Certificate of Incorporation and bylaws since the immediately preceding Closing Date.

                       (d) The Irrevocable Transfer Agent Instructions shall have been delivered to, and acknowledged in writing by the Company's transfer agent.

                       (e) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                       (f) There shall have been no filing of a petition in bankruptcy, either voluntarily or involuntarily, with respect to the Company and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, and there shall have been no calling of a meeting of creditors of the Company or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for, with or without the consent or acquiescence of the Company.

                       (g) The conditions to the Closing set forth in Section l shall have been satisfied on or before such Closing Date.

                       (h) The Investors shall have received (or receipt shall have been confirmed on its behalf of) the stock certificates representing the Shares to be purchased at the Closing, which Shares shall meet the requirements set forth in this Agreement.

                  7.   INDEMNIFICATION.

                       (a) GENERAL. (i) The Company hereby agrees to indemnify and hold harmless the Investors, their Affiliates and their respective officers, directors, partners and members (collectively, the "INVESTOR INDEMNITEES"), from and against any and all losses, claims, damages, judgments, penalties, expenses, liabilities and deficiencies (collectively, "LOSSES"), and agrees to reimburse the Investor Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Investor Indemnitees and to the extent arising out of or in connection with (A) any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or (B) any failure by the Company to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or (C) the status of the Investors or holder of the Shares and Warrants as an investor in the Company (but not in case of Losses arising solely as a result of actions or events that are wholly internal to the Investors).

                           (ii) The Investors hereby agree to indemnify and hold
harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "COMPANY INDEMNITEES"), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for reasonable all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with (A) any misrepresentation, omission of fact, or breach of any of the Investors' representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Investors pursuant to this Agreement; or (B) any failure by the Investors to perform in any material respect any of their covenants, agreements, undertakings or obligations set forth in this Agreement or any instrument, certificate or agreement entered into or delivered by the Investors pursuant to this Agreement.

                  (b) NOTICE. Promptly after receipt by either party hereto seeking indemnification pursuant to Section 7(a) (an "INDEMNIFIED PARTY") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "CLAIM"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to Section 7(a) is being sought (the "INDEMNIFYING PARTY") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

                  (c) DIRECT CLAIMS. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnified Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association as set forth in Section 8. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

                  8    GOVERNING LAW; MISCELLANEOUS.

                       (a) GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in New York by persons domiciled in New York City and without regard to its principles of conflicts of laws. Any dispute under this Agreement or any Exhibit attached hereto shall be submitted to arbitration under the American Arbitration Association (the "AAA") in New York City, New York, and shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter referred to as the "Board of Arbitration") selected as according to the rules governing the AAA. The Board of Arbitration shall meet on consecutive business days in New York City, New York, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the losing party is required to pay to the other party in respect of a claim filed. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the laws of the State of New York. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to all parties involved in the dispute. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the parties to the dispute, and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The non-prevailing party to any arbitration (as determined by the Board of Arbitration) shall pay the expenses of the prevailing party including reasonable attorney's fees, in connection with such arbitration.

                       (b) NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

    If to the Company:               Dental/Medical Diagnostic Systems, Inc.
                                     6416 Variel Avenue
                                     Woodland Hills, CA 91364
                                     Attention: Stephen Ross
                                     Telephone: (818) 932-2300
                                     Facsimile:  (818) 595-0096
     with a copy to:
     (shall not constitute notice)   Troop Steuber Pasich Reddick & Tobey, LLP
                                     2029 Century Park East, 24th Floor
                                     Los Angeles, CA  90067
                                     Attention: Lisa Hamilton Klein, Esq.
                                     Telephone: (310) 728-3362
                                     Facsimile: (310) 728-2362

         If to the Holders:          As set forth on the signature pages hereto.

Either party hereto may from time to time change its address or facsimile number for notices under this Section 8 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

                  (c) COUNTERPARTS/ FACSIMILE/ AMENDMENTS. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by all parties.

                  (d) ENTIRE AGREEMENT. This Agreement, the agreements attached as Exhibits hereto, which include, but are not limited to, the Registration Rights Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

                  (e) SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

                 (f) HEADINGS. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                 (g) REPORTING ENTITY FOR THE Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

                 (h) REPLACEMENT OF CERTIFICATES. Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Shares or the Warrant Shares and
(ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company (which shall not exceed that required by the Company's transfer agent in the ordinary course) or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

                 (i) FEES AND EXPENSES. Each of the Company and the Investors agrees to pay its own expenses incident to the performance of its obligations hereunder.

                 (j) BROKERAGE. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except for L.H. Friend Inc., whose fee shall be paid by the Company. The Company on the one hand, and the Investors, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

                 (k) USE OF PROCEEDS. The primary use of proceeds is for working capital. The Investors acknowledge that the Company has agreed that $100,000 of the proceeds of the sale of shares will be paid to Troop Steuber Pasich Reddick & Tobey LLP for outstanding legal fees at Closing.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS]

                 IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


                                      Dental/Medical Diagnostic Systems, Inc.


                                      By:
                                         ---------------------------------

                                      Its:
                                          ---------------------------------

                                      Dolphin Offshore Partners


                                      By:
                                         ---------------------------------

                                      Its:
                                          ---------------------------------


                                      A.N. Solomons



                                      Winterthur Life RE A.N. Solomons


                                      By:
                                         ---------------------------------

                                      Its:
                                          ---------------------------------


                                      Hillard Investments Ltd.


                                      By:
                                          ---------------------------------

                                      Its:
                                          ---------------------------------


                                      Hillard Investmentss Pension Scheme


                                      By:
                                          ---------------------------------

                                      Its:
                                          ----------------------------------

                                      Singer Friedlander Limited


                                      By:
                                          ---------------------------------

                                      Its:
                                          ---------------------------------

                                      Den-Mat Corporation


                                      By:
                                          ---------------------------------

                                      Its:
                                          ---------------------------------

                                      Crilly Court Trust


                                      By:__________________________________

                                      Its: _________________________________


                                      Jonathan Vannini


                                      -------------------------------------


                                      The Weinress Group


                                      By:
                                          ---------------------------------

                                      Its:
                                          ---------------------------------

                                     ANNEX A

                                    INVESTORS



------------------------------ ----------------------------- ----------------------------- ----------------------------
      NAME OF INVESTOR                Purchase Price             NUMBER OF SHARES OF           NUMBER OF WARRANTS
      ----------------                                           -------------------           ------------------
                                                                     Common Stock
Dolphin Offshore Partners            $600,000.00                     540,541                      180,180
A.N. Solomons                        $250,000.00                     225,225                       75,075
Winterthur Life RE A.N.
Solomons                              $12,375.00                      11,149                        3,716
Hillard Investments Ltd.              $37,625.00                      33,896                       11,299
Hillard Investments Pension
Scheme                                $50,000.00                      45,045                       15,015
Singer Friedlander Limited           $150,000.00                     135,135                       45,045
Den-Mat Corporation                  $150,000.00                     135,135                       45,045
Crilly Court Trust                   $100,000.00                      90,090                       30,030
Jonathan Vannini                     $100,000.00                      90,090                       30,030
The Weinress Group                   $100,000.00                      90,090                       30,030
------------------------------ ----------------------------- ----------------------------- ----------------------------

                                     ANNEX B



         "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed or on which the Principal Market for the Common Stock is not open for trading.

         "CAPITAL SHARES" shall mean the Common Stock and any shares of any other class of Common Stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

         "CAPITAL SHARES EQUIVALENTS" shall mean any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

         "CLOSING PRICE" shall mean the closing sale prices on the Principal Market (as reported by Bloomberg L.P.) of the Common Stock.

         "MAJOR TRANSACTION" means any of the following transactions or series of related transactions: (i) the consolidation, merger or other business combination of the Company with or into another person (other than pursuant to a migratory merger effected solely for the purposes of changing the jurisdiction of incorporation of the Company or a merger in which the Company is the surviving entity and (x) shareholders of the Company immediately prior to the closing of such merger continue to own in excess of 50% of the voting power of the Company after the merger and (y) a majority of the directors comprising the board of directors of the Company after the closing of the merger were directors of the Company immediately prior to the merger); (ii) the sale or transfer of all or substantially all of the Company's assets; or (iii) the consummation of a purchase, tender or exchange offer made to, and accepted by, the holders of more than 50% of the economic interest in, or the combined voting power of all classes of voting stock of, the Company.

         "MARKET PRICE" shall mean, for any Trading Day of determination, the for any Trading Day during the ten (10) Trading Days immediately preceding such Trading Day of determination.

         "PRINCIPAL MARKET" means the national stock market or trading facility on which the Common Stock is listed or quoted for trading.

         "SEC DOCUMENTS" means the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 and each report or registration statement filed by the Company with the SEC pursuant to the Exchange Act or the Securities Act since the filing of such Annual Report through the date hereof or any Closing Date, as applicable.

         "TAX" or "TAXES" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

         "TAX RETURN" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

         "TRADING DAY" means any day during which the then Principal Market shall be open for business.

         "TRANSACTION DOCUMENTS" means the Purchase Agreement and the Registration Rights Agreement.


                                    Page 21